FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-04

NEW ISSUE CMBS: $1,179MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C10
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES

CLASS	MDYS/FTCH/KROLL	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%
A-1	Aaa(sf)/AAA(sf)/AAA(sf)	94.800	30.000%	2.67	1-57	44.3%	15.1%
A-2	Aaa(sf)/AAA(sf)/AAA(sf)	34.200	30.000%	4.88	57-59	44.3%	15.1%
A-SB	Aaa(sf)/AAA(sf)/AAA(sf)	126.500	30.000%	7.35	59-114	44.3%	15.1%
A-3	Aaa(sf)/AAA(sf)/AAA(sf)	150.000	30.000%	****** NOT AVAILABLE******
A-4	Aaa(sf)/AAA(sf)/AAA(sf)	509.537	30.000%	9.90	117-119	44.3%	15.1%
A-S	Aaa(sf)/AAA(sf)/AAA(sf)	111.432	22.500%	9.95	119-119	49.1%	13.7%
B	Aa3(sf)/AA-(sf)/AA(sf)	100.290	15.750%	9.95	119-119	53.3%	12.6%
C	A3(sf)/A-(sf)/A(sf)	52.002	12.250%	9.95	119-119	55.5%	12.1%
X-A	Aaa(sf)/AAA(sf)/AAA(sf)	~$49MM APPROX PROCEEDS

POOL BALANCE:	$1,486MM
NUMBER OF LOANS/PROPERTIES:	75/87
WA MORTGAGE INT. RATE:	4.108%
WA CUT-OFF LTV:	63.3%
WA UNDERWRITTEN DSCR:	1.86x
WA UNDERWRITTEN DEBT YLD:	10.6%
WA TERM TO MATURITY:	119
WA AMORTIZING TERM:	349
TEN LARGEST LOANS:	54.1%
LOAN SELLERS:	MORGAN STANLEY(64%), BAML(20%), CIBC(16%)
TOP 5 STATES:	FL(13.9%),NY(12.1%),CA(11.4%),DC(7.9%),MN(7.8%)
TOP 5 PROPERTY TYPES:	RT(43.3%),OF(19.1%),HOS(16.6%),LF(7.4%),MH(5.1%)

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUSTEE/CERT ADMIN:	WELLS FARGO
TRUST ADVISOR:	PARK BRIDGE LENDER SERVICES
B PIECE BUYER:	EIGHTFOLD REAL ESTATE CAPITAL FUND III

INVESTOR GROUP CALL:	FRI 6/14, 11:00 AM (1-877-809-7263//Code: 41348079)
NY CALLS:	THURS 6/13-MON 6/17
HARTFORD BFAST:	FRI 6/14, 9:00 AM (MAX'S ON ASYLUM)
BOSTON MEETING:	FRI 6/14, 2:00 PM (RITZ ON AVERY ST)
MINNEAPOLIS MEETING:	MON 6/17, 7:15 AM (GRAND HOTEL)
CHICAGO MEETING:	MON 6/17, 12:00 PM (440 SOUTH LASALLE ST)

EXPECTED PRICING:	WEEK OF 6/17
EXPECTED SETTLEMENT:	7/2/2013

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, APPENDIX I, FWP

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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